Exhibit 99.1

PRESS RELEASE – For Release:

March 1, 2004

CONTACT:

Sun Bancorp, Inc.	Sun Bancorp, Inc.
Robert J. McCormack	Sandra J. Miller
President & Chief Executive Officer	EVP & Chief Banking Officer
570-523-4301	570-523-4305
bmccormack@sunbankpa.com	smiller@sunbankpa.com

Sun Bancorp, Inc. Completes Acquisition of
 Sentry Trust Company

Lewisburg, PA — Sun Bancorp, Inc. (NASDAQ: SUBI) today announced that it has completed the acquisition of Sentry Trust Company, an independent trust company headquartered in Chambersburg, PA.

Sentry Trust Company is a non-depository financial institution and has approximately $400 million in assets under management.  The company provides wealth management, estate planning and settlement, employee benefit programs, and trust and brokerage services. Sentry currently has four offices located in Franklin and Fulton counties.

“We are excited to welcome Sentry Trust Company into the Sun family.  This expansion is a strategic fit that complements our customer relationship management philosophy and our ability to offer our customers the expertise to meet their needs and build long-term customer relationships,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.  “We have great confidence in the knowledge of the Sentry team, and look forward to the opportunity they provide for Sun as we continue to focus on serving as trusted advisors for our customers.”

Sun will retain all Sentry Trust Company employees and their four locations.  In addition, the company will continue to operate under the Sentry Trust Company name and Sun will integrate its current wealth management and retail investment departments into Sentry under the leadership of Sentry’s current president and chief executive officer, Charles E. Nelson. Sun expects the acquisition to be accretive in year one.

With over $1 billion in total assets Sun Bancorp, Inc., is the leading community bank in central Pennsylvania.  Headquartered in Lewisburg, Pennsylvania, Sun operates 23 branches in Dauphin, Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties. Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania. The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges. Sun also operates Mid Penn Insurance Associates, Sun Investment Services, SunBank Dealer Center, Bank Capital Services and is 30% owner of Sun Abstract & Settlement Services, LLC. For more information, visit the company’s website at www.sunbankpa.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, the inability to successfully integrate entities acquired by Sun, including Sentry Trust Company, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.